UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2015

THE MOSAIC COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 918-8270
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On March 5, 2015, the Board of Directors (the “Board”) of The Mosaic Company (the “Company”) approved the Mosaic LTI Deferral Plan (the “Plan”). The Plan is a nonqualified deferred compensation plan under which member of the Board and eligible employees (generally eligible executive officers or other highly compensated employees) may elect to defer all or a portion of certain long-term incentive awards (“LTI Awards”) granted under The Mosaic Company 2014 Stock and Incentive Plan (the “2014 Incentive Plan”).

Deferral elections generally must be made in the calendar year before the year in which the award is granted, provided that the Company may also permit deferral elections (i) with respect to performance-based awards, no later than six months before the end of the applicable performance period or an earlier date set by an authorized officer, (ii) within the first thirty days after the date of the award or grant for certain awards that are subject to a substantial risk of forfeiture that will not lapse until at least thirteen months after the date of the award or grant, or (iii) during any other period established by an authorized officer of the Company that complies with section 409A of the Internal Revenue Code (the “Code”).  In each case, the deferral election must be stated as either 25%, 50%, 75%, or 100% of the LTI Award.

LTI Awards are subject to the terms of the 2014 Incentive Plan and the related award agreement, and the Plan.  LTI Awards to be settled in shares of the Company’s common stock will be made under the terms and conditions of the 2014 Incentive Plan and the applicable award agreement, and subject to the terms of the Plan.  LTI Awards to be settled in cash will be paid under the terms and conditions of the Plan and credited with interest as provided in the Plan.

When making a deferral election with respect to a particular award, a participant may also elect the payment schedule with respect to that award. Participants can elect to receive payments as a lump sum or in annual installments over three, five or ten years, with the lump sum or first installment paid on January 30 (or the next business day if January 30 is not a business day) of the commencement year elected by the participant. Any participant who does not make a payment election with respect to an award will receive a lump sum payment with respect to that award, and any participant who does not specify the commencement date will be deemed to have elected to begin receiving payment on the first January 30 (or the next business day if January 30 is not a business day) after the fourth anniversary of the grant date.  Upon a participant’s death, the Plan provides for distribution of a participant’s benefit in a lump sum, regardless of any prior election to receive annual installments, with distribution made on the earlier of the date elected by the participant or the third anniversary of the participant’s death. Notwithstanding the Plan’s terms or the participant’s deferral election, if a participant is a “specified employee” as defined in section 409A of the Code, Plan distributions otherwise commencing upon a separation from service shall instead begin upon the six month anniversary of the separation from service, or if earlier, the participant’s death.  Distribution from the Plan will also be delayed if such payment would cause the Company to lose its compensation deduction for such payment under section 162(m) of the Code or if such payment would violate Federal securities laws or other applicable law.

The deferred compensation obligations under the Plan are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. Participants will be unsecured general creditors of the Company with respect to all deferred compensation obligations owed to them under the Plan.

The Plan is administered by the Compensation Committee of the Board, which may delegate specific duties to Company employees or other individuals or entities.  The Board may amend the Plan at any time, and by action of certain Board committees the Company may at any time terminate the Plan, provided generally that no amendment or termination may reduce a participant’s LTI Awards determined as of the date of the amendment or termination without the participant’s consent.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of Plan, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
Reference is made to the Exhibit Index hereto with respect to the exhibit filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: March 11, 2015	By:	/s/ Mark J. Isaacson
	Name:	Mark J. Isaacson
	Title:	Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Mosaic LTI Deferral Plan